Exhibit 99.1

RELEASE>5/5/2005; 9:30am: FLORIDA DISTRIBUTION

American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies Reports

Record-Breaking First Quarter Results

Total Sales Increase 42.9% and Net Loss Decreases 66.2%

Projects Profitability and a Third Year of Consecutive Record Sales in 2005

Keystone Heights, FL - May 5, 2005 - PRNewswire - FirstCall - American Access Technologies, Inc. (NASDAQ: AATK) is pleased to report financial results for the quarter ended March 31, 2005.

Total sales for the quarter ended March 31, 2005 were $1.825 million, which was the best first quarter sales in the history of the Company. The $1.825 million is a $548,000 increase over the $1.277 million booked in the quarter ended March 31, 2004, a robust increase of 42.9%. Sales in our zone cabling and wireless division increased an outstanding 58.1%, and sales in our formed metal division increased 34.0% over the same period a year ago.

For the three months ended March 31, 2005, we dramatically cut our net loss to $99,273 or EPS ($0.01) per share, which was a 66.2% decrease ($194,242) in net loss compared to the net loss of $293,515 or EPS ($0.05) per share over the comparative three-month period in the prior year.

Joe McGuire, Chief Financial Officer, commented on the quarterly results and outlook for the balance of 2005 as follows:

“We are pleased with the overall growth in sales in both divisions. Our zone cabling and wireless division sales increased 58.1% (+$273,864) and our formed metal division sales increased 34.0% (+$273,765) over the three months ended March 31, 2004.

“The overall increase in revenues for the three months ended March 31, 2005 is the result of increased marketing efforts spurred by Chatsworth Products, Inc. and our OEM partners of our zone and wireless products coupled with increased sales of formed metal.

“A significant factor in our march to achieve profits is that sales of our fast-growing zone cabling and wireless products currently provide a higher gross margin than our formed metal products. The zone/wireless division contributed 40.9% of the total sales in the first quarter of 2005 as compared to 36.9% for the same period in 2004. Our gross margins improved by 6.0 % as compared to the three months ended March 31, 2004.

“We expect our new laser cutting machinery, which became operational during the first quarter of 2005, to enhance our gross margins by expanding our capacity, reducing our labor expense and utilizing less raw materials during the manufacturing process. Although we continue to experience increased fuel and steel prices, and our new laser cutting machinery will add approximately $21,000 of non-cash depreciation expense quarterly, the Company continues its ongoing demand for efficiencies throughout the organization.

“Current trends and indications lead us to anticipate that 2005 will result in our third consecutive year of record sales. Our zone cabling and wireless product sales and distribution partners report that they are continuing their active marketing campaigns and the training and education of end users in conjunction with the industry standards adopted for zone cabling and wireless products in late 2004. Our recently purchased laser cutting equipment will enable us to compete for new customers in our formed metal division as well as to improve the efficiency of our current manufacturing processes. While we are confident that we will easily surpass last year’s all time record sales, we will continue to focus on achieving profitability. We anticipate that in 2005 our march to profitability will be realized.

“We look forward to additional releases in 2005 from the Telecommunications Industry Association regarding standards for zone cabling. This should significantly enhance our future prospects. We also anticipate that zone cabling will continue to benefit from the move towards the open office environment and advances in telecommunications technologies and network economics will increase zone cabling in both existing and new construction.”

For further detailed information on sales and expenses for the first quarter 2005, please read the Company’s Quarterly Report on Form 10-QSB that will be filed with the Securities and Exchange Commission later this week.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its Omega Metals division manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government contractors.

Our SEC filings, news and product/service information are available at www.aatk.com.

Cautionary Note Concerning Forward-Looking Statements: This press release contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future revenues and profits. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues and profits will be achieved or achieved on the schedule indicated. Furthermore, unanticipated future events, conditions and financial trends may affect the Company’s revenues, operating results and financial position.

Prospective investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in the Company’s SEC filings. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.